Exhibit 21.1

SUBSIDIARIES OF CORNERSTONE ONDEMAND, INC.

CyberU, Inc. (Delaware)

Cornerstone OnDemand Global Operations, Inc. (Delaware)

Cornerstone OnDemand Holdings, Inc. (Delaware)

Cornerstone OnDemand Limited (UK)

Cornerstone OnDemand Services India Private Limited (India)

Cornerstone OnDemand Spain SL (Spain)